Exhibit 10.39
CONSULTING AGREEMENT
ASYST JAPAN, INC. (the “Company”), a Japanese company and majority-owned subsidiary of Asyst Technologies, Inc. (“Asyst”) with its registered address at 6-23, Shin-Yokohama 2-chome, Kohoku-ku, Yokohama, and Mr. Tsuyoshi E. Kawanishi (“Mr. Kawanishi”), hereby enter into this consulting agreement (this “Agreement”) effective as of this 17th day of Jan. 2007 to confirm the following existing rights and obligations between the parties.
ARTICLE 1. SERVICES
In his capacity as an individual, Mr. Kawanishi shall continue to provide the Company with the following advisory services, which are separate from his duties as a director of the Company and/or as a director of Asyst: (1) management, operating and market information and advice on regular basis; (2) advice concerning significant customer opportunities and relationships; and (3) assistance with networking and providing introductions to third-parties and customer personnel regarding business opportunities and relationships (collectively, the “Services”).
ARTICLE 2. FEE
The Company shall pay to Mr. Kawanishi during the Term (as defined below) a fixed fee of four hundred thousand yen (¥400,000) per month for the Services (the “Fee”) by bank transfer to the bank account designated by Mr. Kawanishi. The Fee shall be due and payable on the twenty-fifth (25th) day of each month, or if the Company is not open for business on such twenty-fifth (25th) day then on the immediately preceding business day.
ARTICLE 3. TERM AND TERMINATION
3.1 Term
(a)	The term of this Agreement shall be one year (including any successive renewals, the “Term”).
(b)	The Term shall be automatically renewed for successive one year periods unless a party notifies the other of its intention not to renew the Agreement no later than thirty (30) calendar days prior to the end of the then-current Term.
3.2 Termination
This Agreement may be terminated by either party with prior written notice of thirty (30) calendar days.
ARTICLE 4. ENTIRE AGREEMENT; AMENDMENT
This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings related to the Agreement, except as expressly stated herein. The terms and conditions of this Agreement may be amended only upon approval by an ordinary resolution of the board of directors of the Company and by writing, signed by both parties hereto. Any such amendment shall also be subject to the prior written consent and approval of Asyst.

ARTICLE 5. GOVERNING LAW AND LANGUAGE
This Agreement shall be governed by and construed in accordance with the laws of Japan. This Agreement shall be executed in the English language. A Japanese language translation may also be provided by the Company; however, the English language version shall serve as the original and shall exclusively govern the meaning and interpretation of the Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY	Mr. Kawanishi

/s/ Tetsuo Yamashita	/s/ Tsuyoshi E. Kawanishi

Tetsuo Yamashita	Tsuyoshi E. Kawanishi
Representative Director